Media Alert
18 October 2019
ASDA Group Pension Scheme secures buy-out with Rothesay Life Plc
Asda, Walmart and the Trustee of the Asda Group Pension Scheme today announce an agreement for a bulk annuity insurance ‘buy-in’ of the Scheme with Rothesay Life, a specialist insurer of defined benefit pension schemes. The agreement secures the benefits of members - providing certainty and security for all of the Scheme's approximately 12,300 members (4,800 pensioners and 7,500 deferred pensioners). The Scheme is separate to the Asda Pension Plan, a defined contribution scheme, which provides ongoing pension arrangements to the majority of Asda’s colleagues.
The Scheme’s £3.8bn buy-in has been secured in anticipation of a full ‘buy-out’ of the Scheme and will be enabled by a one-off final pension contribution from Asda of approximately £0.8bn ($1.0bn).
Following buy-in, members of the Scheme will be provided with individual annuity policies issued by Rothesay Life, who will then be responsible for paying members' benefits in full. These individual policies will replace the bulk annuity policy and bring about a full scheme buy-out, expected to be completed in late 2020 or early 2021.
At the time of the completion of the buy-out Walmart will recognize a pre-tax charge to earnings of approximately $2.2bn, of which $1.2bn relates to non-cash items1. The transaction will remove all future Scheme liabilities from the Asda and Walmart balance sheets, simplifying the business at a cost which is significantly below the expected future cost of funding internally. The Parties have made the decision to take this step now having agreed jointly that market conditions are favourable and because pension liabilities can be more effectively managed by a large insurer, such as Rothesay Life, given their scale and expertise in this area.
On 31 December 2018, Rothesay Life (A+ rated) had insured 770,000 pension scheme members and had £36 billion in assets under management across their portfolio. Recent transactions have seen Rothesay Life grow to be the largest specialist annuity provider in the UK market.
Roger Burnley, Chief Executive of ASDA, said:
“This transaction is an excellent outcome for our Scheme members - and for Asda and Walmart. We have supported the Scheme over many decades through significant cash contributions. That funding, combined
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1 It is anticipated that the $2.2bn charge to earnings would be an adjustment to earnings per share for Walmart at the time of the completion of the buyout. The amount of the charge will be affected by exchange rate fluctuations.

with strong stewardship by the Scheme’s trustees, has resulted in the very positive situation where the Scheme can now be transferred to an A+ rated insurance company, Rothesay Life - de-risking the scheme and providing long term, sustainable support for its members.”

Richard Phillips, Chairman of Trustee, said:
“This is great news for members. We have had many years of support from Asda and Walmart, and careful management by the Asda pension team with the help of our advisers. Together we have now secured our members’ benefits through Rothesay Life, an insurer which has strong financial credentials and a track record of excellent customer service.”
Richard Mayfield, Executive Vice-President and CFO of Walmart International said:
“We are delighted to be able to secure the pensions of our members with a leading, well financed insurer such as Rothesay Life. This transaction is good news for members of the scheme, simplifies the Asda balance sheet and will transfer our pension liabilities at a competitive price.”

Tom Pearce, Managing Director at Rothesay Life, said:
“This transaction, with a very well-respected global brand, followed a rigorous selection process. The Asda trustees chose Rothesay Life because, as an annuity specialist, we were able to address the scheme’s complexities and will provide long-term security and market leading customer service for their pensioners.

 We are seeing an increasing number of very large schemes, with strong corporate sponsors, looking to insure pension liabilities. These sponsors want to provide security for their pensioners so they can focus on their core businesses. This trend has seen Rothesay Life write a record level of pension business in 2019. We now provide a safe home in retirement for over 800,000 people and manage £56bn of assets.”

In the process of choosing an appropriate insurer and negotiating terms the Trustee Board was advised by Aon, Addleshaw Goddard, Cardano and Lincoln Pensions. Asda was advised by Allen and Overy, PwC and Bath Actuarial Consulting; Walmart by Slaughter and May, PwC and Bath Actuarial Consulting and Rothesay Life was advised by Travers Smith.
Ends
Notes for Editors
For further information or queries, please contact;
Asda Press Office - Tori Pourzand or Natalie Cullington - 0113 8262829
Walmart Press Office - Jenifer Bice - 00 1-800-331-0085.

Rothesay Life Press Office - William Barker, Temple Bar Advisory 07827960151
About Asda Stores Ltd.
Founded in the 1960s in Yorkshire, Asda is one of Britain’s leading retailers and helps customers save money and live better in stores, online and through their mobile devices.
Each week more than 18 million customers visit its 645 stores - including 30 Supercentres, 392 Superstores, 155 Supermarkets, 33 Asda Living stores, and 35 standalone petrol stations - and websites, and are served by 150,000 colleagues. www.asda.com and www.george.com deliver to 99% of the UK’s homes and to its 538 click and collect sites across the UK.
Its main office is in Leeds, Yorkshire and its George clothing division is in Lutterworth, Leicestershire. Asda joined Walmart, the world’s number one retailer, in 1999.
About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, over 275 million customers and members visit our more than 11,300 stores under 58 banners in 27 countries and eCommerce websites. With fiscal year 2019 revenue of $514.4 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

About Rothesay Life
Rothesay Life was established in 2007 and has become one of the leading providers of regulated insurance solutions in the U.K. market for pensions de-risking. This strong growth has been achieved through the steady accumulation of pension scheme clients, significant strategic acquisitions and the reinsurance of annuity portfolios.  Rothesay Life has assets under management of over £50bn and insures the pensions of over 800,000 individuals.
Existing Rothesay Life clients include the pension schemes and customers associated with such names as Prudential, RSA, British Airways, Rank, Uniq, General Motors, the MNOPF (Merchant Navy Officers Pension Fund), InterContinental Hotels, Philips, GKN, Lehman Brothers, Aegon, Zurich Assurance, the Post Office and the Civil Aviation Authority.
Rothesay Life was founded on several core pillars:

•	Clear and disciplined business strategy;

•	Prudent underwriting;

•	Meticulous management of risk and cautious investment strategy offering absolute customer security;

•	Excellence in execution; and

•	Robust operational processes underpinning excellent customer service

Rothesay Life has three substantial institutional shareholders, Blackstone, GIC and Massachusetts Mutual Life Insurance Company, who provide the company with long term support for its growth and development.
Rothesay Life is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Further information is available at www.rothesaylife.com